Exhibit 99.A

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of Common Stock of Velo3D, Inc.

Date: October 12, 2021	PIV FUND I, L.P.

By PIV GP, L.L.C.
its General Partner

	By:	/s/ Ricardo Angel
Ricardo Angel, Managing Member

Date: October 12, 2021	PIV GP, L.L.C.

	By:	/s/ Ricardo Angel
Ricardo Angel, Managing Member

Date: October 12, 2021	By:	/s/ Ricardo Angel
Ricardo Angel

Date: October 12, 2021	By:	*/s/ Ricardo Angel, as Attorney-in-Fact
Mark Stout Gudiksen

*	This Agreement was executed by Ricardo Angel on behalf of the individual listed above pursuant to a Power of Attorney, a copy of which is included herewith as Exhibit 99.B.